Exhibit 1.1

UMTI-AOGS

ACQUISITION OF ULTRASONIC MITIGATION TECHNOLOGIES, INC.
by
AVALON OIL AND GAS, INC.

AGREEMENT AND PLAN OF ACQUISITION

     This Agreement and Plan of Acquisition (Agreement) is entered into by and between Ultrasonic Mitigation Technologies, Inc., a Florida corporation, (UMTI), UTEK CORPORATION, a Delaware corporation, (UTEK), and Avalon Oil and Gas, Inc., a Nevada corporation, (AOGS)

     WHEREAS, UTEK owns 100% of the issued and outstanding shares of common stock of UMTI (UMTI Shares); and

     WHEREAS, before the Closing Date, UMTI will acquire the license for the fields of use as described in the License Agreement as described and which are attached hereto as part of Exhibit A and made a part of this Agreement (License Agreement) and the rights to develop and market a proprietary technology for the fields of uses specified in the License Agreement (Technology).

     WHEREAS, the parties desire to provide for the terms and conditions upon which UMTI will be. acquired by AOGS in a stock-for-stock exchange (Acquisition) in accordance with the respective corporation laws of their state, upon consummation of which all UMTI Shares will be owned by AOGS, and all issued and outstanding UMTI Shares will be exchanged for common stock of AOGS with terms and conditions as set forth more fully in this Agreement; and

     WHEREAS, for federal income tax purposes, it is intended that the Acquisition qualifies within the meaning of Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended (Code).

     NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are by this Agreement acknowledged, the parties agree as follows:

ARTICLE I
THE STOCK-FOR-STOCK ACQUISITION

     1.01    The Acquisition

     (a)    Acquisition Agreement. Subject to the terms and conditions of this Agreement, at the Effective Date, as defined below, all UMTI Shares shall be acquired from UTEK by AOGS in accordance with the respective corporation laws of their state and the provisions of this Agreement and the separate corporate existence of UMTI, as a wholly-owned subsidiary of AOGS, shall continue after the closing.

(b) Effective Date. The Acquisition shall become effective (Effective Date) upon the execution of this Agreement and closing of the transaction.

UMTI-AOGS

     1.02    Exchange of Stock. At the Effective Date, by virtue of the Acquisition, all of the UMTI Shares that are issued and outstanding at the Effective Date shall be exchanged for 16,250,000 unregistered shares of common stock of AOGS.

Shareholder	Number of Common AOGS Shares
UTEK Corporation	15,437,500

Aware Capital Consultants	812,500

     1.03    Effect of Acquisition.

(a) Rights in UMTI Cease. At and after the Effective Date, the holder of each certificate of common stock of UMTI shall cease to have any rights as a shareholder of UMTI.

     (b)    Closure of UMTI Shares Records. From and after the Effective Date, the stock transfer books of UMTI shall be closed, and there shall be no further registration of stock transfers on the records of UMTI.

     1.04   Closing. Subject to the terms and conditions of this Agreement, the Closing of the Acquisition shall take place _____________________________, 2006.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES

     2.01    Representations and Warranties of UTEK and UMTI. UTEK and UMTI represent and warrant to AOGS that the facts set forth below are true and correct:

     (a)     Organization. UMTI and UTEK are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation, and they have the requisite power and authority to conduct their business and consummate the transactions contemplated by this Agreement. True, correct and complete copies of the articles of incorporation, bylaws and all corporate minutes of UMTI have been provided to AOGS and such documents are presently in effect and have not been amended or modified.

     (b)    Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors and shareholders of UMTI and the board of directors of UTEK; no other corporate action by the respective parties is necessary in order to execute, deliver, consummate and perform their respective obligations hereunder; and UMTI and UTEK have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

     (c)     Capitalization. The authorized capital of UMTI consists of 1,000,000 shares of common stock with a par value $.01 per share. At the date of this Agreement, 1,000 UMTI Shares are issued and outstanding as follows:

All issued and outstanding UMTI Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws. UMTI is not authorized to issue any preferred stock. All dividends on UMTI

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Shares which have been declared prior to the date of this Agreement have been paid in full. There are no outstanding options, warrants, commitments, calls or other rights or agreements requiring UMTI to issue any UMTI Shares or securities convertible into UMTI Shares to anyone for any reason whatsoever. None of the UMTI Shares is subject to any change, claim, condition, interest, lien, pledge, option, security interest or other encumbrance or restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

     (d)   Binding Effect. The execution, delivery, performance and consummation of this Agreement, the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which UMTI or UTEK is a party and will not create a default under any such obligation or under any agreement to which UMTI or UTEK is a party. This Agreement constitutes a legal, valid and binding obligation of UMTI, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

     (e)    Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or, to the best of UMTI and UTEK’s knowledge, information and belief, threatened, which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on the business, results of operations, assets or prospects of UMTI.

     (f)    No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by UMTI or UTEK with the terms or provisions of this Agreement nor all other documents or agreements contemplated by this Agreement and the consummation of the transaction contemplated by this Agreement will result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in a violation of, UMTI or UTEK’s articles of incorporation or bylaws, the Technology, the License Agreement, or any agreement, contract, instrument, order, judgment or decree to which UMTI or UTEK is a party or by which UMTI or UTEK or any of their respective assets is bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or government entity which materially affects their respective assets or businesses.

     (g)    Consents. No consent from or approval of any court, governmental entity or any other person is necessary in connection with execution and delivery of this Agreement by UMTI and UTEK or performance of the obligations of UMTI and UTEK hereunder or under any other agreement to which UMTI or UTEK is a party; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of the Technology, the License Agreement, or any other material right, privilege, license or agreement relating to UMTI or its assets or business.

     (h)    Title to Assets. UMTI has or has agreed to enter into the agreements as listed on Exhibit A attached hereto. These agreements and the assets shown an the balance sheet of attached Exhibit B are the sole assets of UMTI. UMTI has or will by Closing Date have good and marketable title to its assets, free and clear of all liens, claims, charges, mortgages, options, security agreements and other encumbrances of every kind or nature whatsoever.

(i) Intellectual Property

     (1)    The University of Wyoming (UWYO) owns the Technology and has all right, power,  authority and ownership and entitlement to file, prosecute and maintain in effect the Patent application with respect to the Inventions listed in Exhibit A hereto.

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(2) The License Agreement between UWYO and UMTI covering the Inventions is legal, valid, binding and will be enforceable in accordance with its terms as contained in Exhibit A.

     (3)    Except as otherwise set forth in this Agreement, AOGS acknowledges and understands that UMTI and UTEK make no representations and provide no assurances that the rights to the Technology and Intellectual Property contained in the License Agreement do not, and will not in the future, infringe or otherwise violate the rights of third parties, and

     (4)    Except as otherwise expressly set forth in this Agreement, UMTI and UTEK make no representations and extend no warranties of any kind, either express or implied, including, but not limited to warranties of merchantability, fitness for a particular purpose, non-infringement and validity of the Intellectual Property.

(j) Liabilities of UMTI. UMTI has no assets, no liabilities or obligations of any kind, character or description except those listed on the attached schedules and exhibits.

     (k)    Financial Statements. The unaudited financial statements of UMTI, including a balance sheet, attached as Exhibit B and made a part of this Agreement, are, in all respects, complete and correct and present fairly UMTI’s financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations, UMTI has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no, and on the Closing Date there will be no, outstanding obligations or liabilities of UMTI except as specifically set forth in the financial statements and the other attached schedules and exhibits. There is no information known to UMTI or UTEK that would prevent the financial statements of UMTI from being audited in accordance with generally accepted accounting principles.

     (l)    Taxes. All returns, reports, statements and other similar filings required to be filed by UMTI with respect to any federal, state, local or foreign taxes, assessments, interests, penalties, deficiencies, fees and other governmental charges or impositions have been timely filed with the appropriate governmental agencies in all jurisdictions in which such tax returns and other related filings are required to be filed; all such tax returns properly reflect all liabilities of UMTI for taxes for the periods, property or events covered by this Agreement; and all taxes, whether or not reflected on those tax returns, and all taxes claimed to be due from UMTI by any taxing authority, have been properly paid, except to the extent reflected on UMTI’s financial statements, where UMT1 has contested in good faith by appropriate proceedings and reserves Have been established on its financial statements to the full extent if the contest is adversely decided against it. UMTI has not received any notice of assessment or proposed assessment in connection with any tax returns, nor is UMTI a party to or to the best of its knowledge, expected to become a party to any pending or threatened action or proceeding, assessment or collection of taxes. UMTI has not extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any taxes. There are no tax liens (other than any lien which arises by operation of law for current taxes not yet due and payable) on any of its assets. There is no basis for any additional assessment of taxes, interest or penalties. UMTI has made all deposits required by law to be made with respect to employees’ withholding and other employment taxes, including without limitation the portion of such deposits relating to taxes imposed upon UMTI. UMTI is not and has never been a party to any tax sharing agreements with any other person or entity.

UMTI-AOGS

(m) Absence of Certain Changes or Events. From the date of the full execution of the Term Sheet until the Closing Date, UMTI has not, and without the written consent of AOGS, it will not have:

(1) Sold, encumbered, assigned let lapsed or transferred any of its material assets, including without limitation the Intellectual Property, the License Agreement or any other material asset;

     (2)    Amended or terminated the License Agreement or other material agreement or done any act or omitted to do any act which would cause the breach of the License Agreement or any other material agreement;

(3) Suffered any damage, destruction or loss whether or not in control of UMTI;

(4) Made any commitments or agreements for capital expenditures or otherwise;

(5) Entered into any transaction or made any commitment not disclosed to AOGS;

(6) incurred any material obligation or liability for borrowed money;

(7) Suffered any other event of any character, which is reasonable to expect, would adversely affect the future condition (financial or otherwise) assets or liabilities or business of UMTI; or

(8) Taken any action, which could reasonably be foreseen to make any of the representations or warranties made by UMTI or UTEK untrue as of the date of this Agreement or as of the Closing Date.

     (n)    Material Agreements. Exhibit A attached contains a true and complete list of ail contemplated and executed agreements between UMTI and a third party. A complete and accurate copy of all material agreements, contracts and commitments of the following types, whether written oral to which it is a party or is bound (Contracts), has been provided to AOGS and such agreements are or will he at the Closing Date, in full force and effect without modifications or amendment and constitute the legally valid and binding obligations of UMTI in accordance with their respective terms and will continue to be valid and enforceable following the Acquisition. UMTI is not in default of any of the Contracts. In addition:

     (1)    There are no outstanding unpaid promissory notes, mortgages, indentures, deed of trust, security agreements and other agreements and instruments relating to the borrowing of money by or any extension of credit to UMTI; and

(2) There are no outstanding operating agreements, lease agreements or similar agreements by which UMTI is hound; and

(3) The complete final drafts of the License Agreement have been provided to AOGS; and

(4) Except as set forth in (3) above, there are no outstanding licenses to or from others of any intellectual property and trade names; and

UMTI-AOGS

(5) There are no outstanding agreements or commitments to sell, lease or otherwise dispose of any of UMTI's property; and

(6) There are no breaches of any agreement to which UMTI is a party.

     (o)    Compliance with Laws. UMTI is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

     (p)    Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or to the best knowledge of UMTI or UTEK, threatened against UMTI, the Technology, or License Agreement, affecting its assets or business (financial or otherwise), and neither UMTI nor UTEK is in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority relating to the assets, business or properties of UMTI or the transactions contemplated hereby. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect the assets or business of UMTI or the transactions contemplated.

     (q)    Employees. UMTI has no and never had any employees. UMTI is not a party to or bound by any employment agreement or any collective bargaining agreement with respect to any employees. UMTI is not in violation of any law, regulation relating to employment of employees.

     (r)    Adverse Effect. Neither UMTI nor UTEK has any knowledge of any or threatened existing occurrence, action or development that could cause a material adverse effect on UMTI or its business, assets or condition (financial or otherwise) or prospects.

     (s)     Employee Benefit Plans. UMTI states that there are no and have never been any employee benefit plans, and there are no commitments to create any, including without limitation as such term is defined in the Employee Retirement Income Security Act of 1974, as amended, in effect, and there are no outstanding or un-funded liabilities nor will the execution of this Agreement and the actions contemplated in this Agreement result in any obligation or liability to any present or former employee.

     (t)    Books and Records. The books and records of UMTI are complete and accurate in all material respects, fairly present its business and operations, have been maintained in accordance with good business practices, and applicable legal requirements, and accurately reflect in all material respects its business, financial condition and liabilities.

     (u)    No Broker’s Fees. Neither UTEK nor UMTI has incurred any investment banking, advisory or other similar fees or obligations in connection with this Agreement or the transactions contemplated by this Agreement.

     (v)    Full Disclosure. All representations or warranties of UTEK and UMTI are true, correct and complete in all material respects to the best of our knowledge on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

UMTI-AOGS

     2.02    Representations and Warranties of AOGS. AOGS represents and warrants to UTEK and UMTI that the facts set forth are true and correct.

     (a)    Organization. AOGS is a corporation duly organized, validly existing and in good standing under the laws of Nevada, is qualified to do business as a foreign corporation in other jurisdictions in which the conduct of its business or the ownership of its properties require such qualification, and have all requisite power and authority to conduct its business and operate properties.

     (b)    Authorization. The execution of this Agreement and the consummation of the Acquisition and the other transactions contemplated by this Agreement have been duly authorized by the board of directors of AOGS; no other corporate action on their respective parts is necessary in order to execute, deliver, consummate and perform their obligations hereunder; and they have all requisite corporate and other authority to execute and deliver this Agreement and consummate the transactions contemplated by this Agreement.

     (c)    Capitalization. The authorized capital of AOGS consists of 1,000,000,000 (One Billion) shares of common stock with a par value $0.001 per share (AOGS Common Shares) and on the Effective Date of the Acquisition 188,298,543 (One Hundred, Eighty-Eight Million, Two Hundred, Ninety-Eight Thousand, Five Hundred, Forty-Three) AOGS Shares (which will include the 16,250,000 (Sixteen Million. Two Hundred, Fifty Thousand) AOGS Common Shares issued at the closing of the Acquisition) will be issued and outstanding. All issued and outstanding AOGS Shares have been duly and validly issued and are fully paid and non-assessable shares and have not been issued in violation of any preemptive or other rights of any other person or any applicable laws.

     (d)    Binding Effect. The execution, delivery, performance and consummation of the Acquisition and the transactions contemplated by this Agreement will not violate any obligation to which AOGS is a party and will not create a default hereunder, and this Agreement constitutes a legal, valid and binding obligation of AOGS, enforceable in accordance with its terms, except as the enforcement may be limited by bankruptcy, insolvency, moratorium, or similar laws affecting creditor’s rights generally and by the availability of injunctive relief, specific performance or other equitable remedies.

     (e)    Litigation Relating to this Agreement. There are no suits, actions or proceedings pending or to its knowledge threatened which seek to enjoin the Acquisition or the transactions contemplated by this Agreement or which, if adversely decided, would have a materially adverse effect on its business, results of operations, assets, prospects or the results of its operations of AOGS.

     (f)    No Conflicting Agreements. Neither the execution and delivery of this Agreement nor the fulfillment of or compliance by AOGS with the terms or provisions of this Agreement will result in a breach of the terms, conditions or provisions of, or constitute default under, or result in a violation of, their respective corporate charters or bylaws, or any agreement, contract, instrument, order, judgment or decree to which it is a party or by which it or any of its assets are bound, or violate any provision of any applicable law, rule or regulation or any order, decree, writ or injunction of any court or governmental entity which materially affects its assets or business.

     (g)    Consents. Assuming the correctness of UTEK and UMTI’s representations, no consent from or approval of any court, governmental entity or any other person is necessary in connection with its execution and delivery of this Agreement; and the consummation of the transactions contemplated by this Agreement will not require the approval of any entity or person in order to prevent the termination of any material right, privilege, license or agreement relating to AOGS or its assets or business.

UMTI-AOGS

     (h)    Financial Statements. The unaudited financial statements of AOGS attached as Exhibit C present fairly its financial position and the results of its operations on the dates and for the periods shown in this Agreement; provided, however, that interim financial statements are subject to customary year-end adjustments and accruals that, in the aggregate, will not have a material adverse effect on the overall financial condition or results of its operations. AOGS has not engaged in any business not reflected in its financial statements. There have been no material adverse changes in the nature of its business, prospects, the value of assets or the financial condition since the date of its financial statements. There are no outstanding obligations or liabilities of AOGS except as specifically set forth in the AOGS financial statements.

     (i)    Full Disclosure. All representations or warranties of AOGS are true, correct and complete in all material respects on the date of this Agreement and shall be true, correct and complete in all material respects as of the Closing Date as if they were made on such date. No statement made by them in this Agreement or in the exhibits to this Agreement or any document delivered by them or on their behalf pursuant to this Agreement contains an untrue statement of material fact or omits to state all material facts necessary to make the statements in this Agreement not misleading in any material respect in light of the circumstances in which they were made.

     (j)    Compliance with Laws. AOGS is in compliance with all applicable laws, rules, regulations and orders promulgated by any federal, state or local government body or agency relating to its business and operations.

     (k)    Litigation. There is no suit, action or any arbitration, administrative, legal or other proceeding of any kind or character, or any governmental investigation pending or, to the best knowledge of AOGS, threatened against AOGS materially affecting its assets or business (financial or otherwise), and AOGS is not in violation of or in default with respect to any judgment, order, decree or other finding of any court or government authority. There are no pending or threatened actions or proceedings before any court, arbitrator or administrative agency, which would, if adversely determined, individually or in the aggregate, materially and adversely affect its assets or business. AOGS has no knowledge of any existing or threatened occurrence, action or development that could cause a material adverse affect on AOGS or its business, assets or condition (financial or otherwise) or prospects.

     (l)    Development. AOGS agrees and warrants that it has the expertise necessary to and has had the opportunity to independently evaluate the inventions of the Licensed Technology and develop same for the market.

(m) Investment Company Status. AOGS is not an investment company, either registered or unregistered.

     2.03    Investment Representations of UTEK. UTEK represents and warrants to AOGS that:

     (a)    General. It has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of an investment in AOGS Shares pursuant to the Acquisition. It is able to bear the economic risk of the investment in AOGS Shares, including the risk of a total loss of the investment in AOGS Shares, The acquisition of AOGS Shares is for its own account and is for investment and not with a view to the distribution of this Agreement. Except a permitted by law, it has a no present intention of selling, transferring or otherwise disposing in any way of all or any portion of the shares at the present time. All information that it has supplied to AOGS is true and correct. It has conducted all investigations and due diligence concerning AOGS to evaluate the risks inherent in accepting and holding the shares which it deems appropriate, and it has found all such information obtained fully acceptable. It has had an opportunity to ask

UMTI-AOGS

questions of the officer and directors of AOGS concerning AOGS Shares and the business and financial condition of and prospects for AOGS, and the officers and directors of AOGS have adequately answered all questions asked and made all relevant information available to them. UTEK is an accredited investor, as the term is defined in Regulation D, promulgated under the Securities Act of 1933, as amended, and the rules and regulations thereunder.

     (b)    Stock Transfer Restrictions. UTEK acknowledges that the AOGS Shares will not be registered and UTEK will not be permitted to sell or otherwise transfer the AOGS Shares in any transaction in contravention of the following legend, which will be imprinted in substantially the following form on the stock certificate representing AOGS Shares:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE ACT), OR UNDER THE SECURITIES LAWS OF ANY STATE. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, ASSIGNED, TRANSFERRED OTHERWISE DISPOSED OF UNLESS REGISTERED PURSUANT TO THE PROVISION OF THE ACT AND THE LAWS OF SUCH STATES UNDER WHOSE LAWS A TRANSFER OF SECURITIES WOULD BE SUBJECT TO A REGISTRATION REQUIREMENT, UNLESS UTEK CORPORATION HAS OBTAINED AN OPINION OF COUNSEL STATING THAT SUCH DISPOSITION IS IN COMPLIANCE WITH AN AVAILABLE EXEMPTION FROM SUCH REGISTRATION.

     (c)    Legend. During the first two years following the purchase of the AOGS Shares pursuant to this Agreement, the AOGS Shares may be transferred pursuant to an applicable exemption from the registration requirements of the Securities Act, including but not limited to Rule 144. Pursuant to and subject to the restrictions of Rule 144(k), at any time after the second full year following this Agreement, AOGS agrees to and shall direct its transfer agent to remove the above legend upon the issuance of a legal opinion from AOGS or UTEK’s counsel that the above legend can be removed from the AOGS Shares. UTEK agrees to and promptly shall provide any information requested by AOGS or its counsel. AOGS shall give direction to its transfer agent as necessary for such removal of the legend, or for the approval of the sale of such restricted shares under Rule 144 or other available exemption from registration. A sample letter from AOGS instructing its transfer agent to reissue the share certificates without the restrictive legend, provided that the conditions of Rule 144(k) are met, is attached as Exhibit D.

     (d)    If at any time AOGS fails to give the appropriate opinion to its transfer agent within fifteen business (15) days after a written request by UTEK, AOGS shall be liable to UTEK for an additional fee of ten percent (10%) of the current value of the shares subject to the request from UTEK, as well as any and all attorneys fees and costs that UTEK may incur as a result of AOGS failing to comply with this request.

(e) Stock Transfer Restrictions. UTEK will have “piggyback” registration rights for all of the common shares it will receive in this transaction.

ARTICLE 3
TRANSACTIONS PRIOR TO CLOSING

     3.01.    Corporate Approvals. Prior to Closing Date, each of the parties shall submit this Agreement to its board of directors and when necessary, its respective shareholders and obtain approval of this Agreement. Copies of corporate actions taken shall be provided to each party.

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     3.02    Access to Information. Each party agrees to permit, upon reasonable notice, the Attorney accountants, and other representatives of the other parties reasonable access during normal business he to its properties and its books and records to make reasonable investigations with respect to its affairs, an, make its officers and employees available to answer questions and provide additional information reasonably requested.

     3.03    Expenses. Each party agrees to bear its own expenses in connection with the negotiation consummation of the Acquisition and the transactions contemplated by this Agreement.

     3.04    Covenants. Except as permitted in writing, each party agrees that it will:

(a) Use its good faith efforts to obtain all requisite licenses, permits, consents, approvals and authorizations necessary in order to consummate the Acquisition; and

     (b)    Notify the other parties upon the occurrence of any event which would have materially adverse effect upon the Acquisition or the transactions contemplated by this Agreement or upon business, assets or results of operations; and

(c) Not modify its corporate structure, except as necessary or advisable in order consummate the Acquisition and the transactions contemplated by this Agreement.

ARTICLE 4
CONDITIONS PRECEDENT

     The obligation of the parties to consummate the Acquisition and the transactions contemplated by this Agreement are subject to the following conditions that may be waived, to the extent permitted by law:

4.01. Each party must obtain the approval of its board of directors and such approval shall not he been rescinded or restricted.

4.02. Each party shall obtain all requisite licenses, permits, consents, authorizations and approvals required to complete the Acquisition and the transactions contemplated by this Agreement.

     4.03.    There shall be no claim or litigation instituted or threatened in writing by any person government authority seeking to restrain or prohibit any of the contemplated transactions contemplated by this Agreement or challenge the right, title and interest of UTEK in the UMTI Shares or the right of UMTI or UTEK to consummate the Acquisition contemplated hereunder.

4.04. The representations and warranties of the parties shall be true and correct in all material respects at the Effective Date.

4.05. The Technology and Intellectual Property has been prosecuted in good faith with reasonable diligence.

4.06. To the best knowledge of UTEK and UMTI, the License Agreement are valid and in full for and effect without any default in this Agreement.

4.07. AOGS shall have received, at or within 5 days of Closing Date, each of the following:

(a) the stock certificates representing the UMTI Shares, duly endorsed (or accompanied by duly executed stock powers) by UTEK for cancellation;

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(b) all documentation relating to UMTI’s business, all in a form and substance satisfactory to AOGS;

(c) such agreements, files and other data and documents pertaining to UMTI’s business as AOGS may reasonably request;

(d) copies of the general ledgers and books of account of UMTI, and all federal, state and local income, franchise, property and other tax returns filed by UMTI since the inception of UMTI;

(e) certificates of (i) the Secretary of State of the State of Florida as to the legal existence and good standing, as applicable, (including tax) of UMTI in Florida;

(f) the original. corporate minute books of UMTI, including the articles of incorporation and bylaws of UMTI, and all other documents filed in this Agreement;

(g) all consents, assignments or related documents of conveyance to give AOGS the benefit of the transactions contemplated hereunder;

(h) such documents as may be needed to accomplish the Closing under the corporate laws of the states of incorporation of AOGS and UMTI, and

(i) such other documents, instruments or certificates as AOGS, or their counsel may reasonably request.

     4.08.    AOGS shall have completed due diligence investigation of UMTI to AOGS’s satisfaction in their sole discretion.

     4.09.    AOGS shall receive the resignation effective the Closing Date of each director and officer of UMTI.

ARTICLE 5
INDEMNIFICATION AND LIABILITY LIMITATION

     5.01.    Survival of Representations and Warranties.

     (a)    The representations and warranties made by UTEK and UMTI shall survive for a period of 1 year after the Closing Date, and thereafter all such representation and warranties shall be extinguished, except with respect to claims then pending for which specific notice has been given during such 1-year period.

     (b)    The representations and warranties made by AOGS shall survive for a period of 1 year after the Closing Date, and thereafter all such representations and warranties shall be extinguished, except with respect to claims lien pending for which specific notice has been given during such 1-year period.

     5.02    Limitations on Liability. AOGS agrees that UTEK shall not be liable under this agreement to AOGS or their respective successor’s, assigns or affiliates except where damages result directly from the gross negligence or willful misconduct of UTEK or its employees. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this agreement, nor shall UTEK be liable for incidental or consequential damages of

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any kind. AOGS shall indemnify UTEK, and hold UTEK harmless against any and all claims by third parties for losses, damages or liabilities, including reasonable attorneys fees and expenses (“Losses”), arising in any manner out of or in connection with the rendering of services by UTEK under this Agreement, unless it is finally judicially determined that such Losses resulted from the gross negligence or willful misconduct of UTEK. The terms of this paragraph shall survive the termination of this agreement and shall apply to any controlling person, director, officer, employee or affiliate of UTEK.

     5.03    Indemnification. AOGS agrees to indemnify and hold harmless UTEK and its subsidiaries and affiliates and each of its and their officers, directors, principals, shareholders, agents, independent contactors and employees (collectively “Indemnified Persons”) from and against any and all claims, liabilities, damages, obligations, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation) arising out of or relating to matters or arising from this Agreement, except to the extent that any such claim, liability, obligation, damage, cost or expense shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted.

     (a)    Limitation of Liability. AOGS agrees that no Indemnified Person shall have any liability as a result of the execution and delivery of this Agreement, or other matters relating to or arising from this Agreement, other than liabilities that shall have been determined by final non-appealable order of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Indemnified Person or Persons in respect of whom such liability is asserted. Without limiting the generality of the foregoing, in no event shall any Indemnified Person be liable for consequential, indirect or punitive damages, damages for lost profits or opportunities or other like damages or claims of any kind. In no event shall UTEK’s liability exceed the total amount of the fees paid to UTEK under this Agreement.

ARTICLE 6
REMEDIES

     6.01    Specific Performance. Each party’s obligations under this Agreement are unique. If any party should default in its obligations under this agreement, the parties each acknowledge that it would be extremely impracticable to measure the resulting damages. Accordingly, the non-defaulting party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.

     6.02    Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

ARTICLE 7
ARBITRATION

     In the event a dispute arises with respect to the interpretation or effect of this Agreement or concerning the rights or obligations of the parties to this Agreement, the parties agree to negotiate in good faith with reasonable diligence in an effort to resolve the dispute in a mutually acceptable manner. Failing to reach a resolution of this Agreement, either party shall have the right to submit the dispute to be settled by arbitration under the Commercial Rules of Arbitration of the American Arbitration Association. The parties agree that, unless the parties mutually agree to the contrary such arbitration shall be conducted in Tampa, Florida. The cost of arbitration shall be borne by the party against whom the award is rendered or, if in the interest of fairness, as allocated in accordance with the judgment of the arbitrators. All awards in arbitration made in good faith and not infected with fraud or other misconduct shall be final and binding. The arbitrators shall be selected as follows: one by AOGS, one by UTEK and a third by the two selected arbitrators. The third arbitrator shall be the chairman of the panel.

UMTI-AOGS

ARTICLE 8
MISCELLANEOUS

     8,01. No party may assign this Agreement or any right or obligation of if hereunder without the prior written consent of the other parties to this Agreement. No permitted assignment shall relieve a party of its obligations under this Agreement without the separate written consent of the other parties.

     8.02.    This Agreement shall be binding upon and inure to the benefit of the parties and their respective permitted successors and assigns.

     8.03.    Each party agrees that it will comply with all applicable laws, rules and regulations in the execution and performance of its obligations under this Agreement.

     8,04.    This Agreement shall be governed by and construct in accordance with the laws of the State of Florida without regard to principles of conflicts of law.

     8.05.    This document constitutes a complete and entire agreement among the parties with reference to the subject matters set forth in this Agreement. No statement or agreement, oral or written, made prior to or at the execution of this Agreement and no prior course of dealing or practice by either party shall vary or modify the terms set forth in this Agreement without the prior consent of the other parties to this Agreement. This Agreement may be amended only by a written document signed by the parties.

     8.06.    Notices or other communications required to be made in connection with this Agreement shall be sent by U.S. mail, certified, return receipt requested, personally delivered or sent by express delivery service and delivered to the parties at the addresses set forth below or at such other address as may be changed from time to time by giving written notice to the other parties,

     8.07.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

     8.08.    This Agreement may be executed in multiple counterparts, each of which shall constitute one and a single Agreement.

     8.09    Any facsimile signature of any part to this Agreement or to any other agreement or document executed in connection of this Agreement should constitute a legal, valid and binding execution by such parties.

(Signatures on the following page)

UMTI-AOGS

AVALON OIL AND GAS, INC	ULTRASONIC MITIGATION TECHNOLOGIES, INC.

By: /s/ Kent Rodriguez	By: /s/ Joel Edelson
Kent Rodriguez,	Joel Edelson
Chief Executive Officer	President

Address:	Address:
7000 Flour Exchange Building	2109 East Palm Avenue
310 Fourth Avenue South	Tampa, Florida 33605
Minneapolis, MN 55415

Date: 7/7/06	Date: 7/12/06

UTEK CORPORATION

By: /s/ Doug Schaedler
Doug Schaedler
Chief Operating Officer

Address:
2109 East Palm Avenue
Tampa, Florida 33605

Date: 7/12/06

EXHIBIT A

License Agreement with the University of Wyoming

LICENSE AGREEMENT

BETWEEN

ULTRASOUND MITIGATION TECHNOLOGIES, INC.

AND

UNIVERSITY OF WYOMING

FOR

UWYO DISCLOSURE NO. 03-006

o	International Application 2004/024309A2, filed September 12; 2003, titled “System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves”

o

Nationalized PCT United States, serial number 10/527,614, publication number US-2005-0269097-A1, filed 3/11/2005, “System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves”

o

Nationalized PCT Canada. Application No. 2,498,742, filed 3/11/2005, “System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves.” Inventor: Brian Francis Towler, PhD

ARTICLE I.      DEFINITIONS

ARTICLE 2.     GRANTS

ARTICLE 3.     CONSIDERATIONS

ARTICLE 4.      REPORTS, RECORDS AND PAYMENTS

ARTICLE 5.      PATENT MATTERS

ARTICLE 6.      GOVERNMENTAL MATTERS

ARTICLE 7.      TERMINATION OF THE AGREEMENT

ARTICLE 8.       LIMITED WARRANTY AND INDEMNIFICATION

ARTICLE 9.       USE OF NAMES AND TRADEMARKS

ARTICLE 10.    MISCELLANEOUS PROVISIONS

LICENSE AGREEMENT

This agreement ("Agreement") is made by and between Ultrasonic Mitigation Technologies, Inc., a Florida corporation, which is a wholly owned subsidiary of UTEK Corporation, a Delaware Corporation, having an address at 2109 East Palm Avenue, Tampa, Florida 33605 ("LICENSEE.") and University of Wyoming. Wyoming Research Products Center, a non-profit organization having an address at Department 3672, 1000 E. University Ave., Laramie, Wyoming 82071. (“UWYO”)

This Agreement is effective on the (date of the last signature ("Effective Date")

RECITALS

WHEREAS, the inventions disclosed in UWYO Disclosure No. 03-006 and titled "Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves ("Invention"), were made in the course of research at the University of Wyoming by Dr. Brian Francis Towler (hereinafter, the "Inventor") and are coveted by Patent Rights as defined below;

WHEREAS, UWYO acknowledges that Ultrasonic Mitigation Technologies, Inc. intends to be acquired immediately after the execution of this LICENSE AGREEMENT by Avalon Oil and Gas, Inc., a Nevada corporation having an address at 7000 Flour Exchange Building, 310 Fourth Avenue South, Minneapolis, MN 55415.

WHEREAS, the Inventor is an employee of UWYO and he is obligated to assign all of his rights, title and interest in the Invention to UWYO;

WHEREAS, LICENSEE entered into a Confidential Disclosure Agreement with UWYO, effective 6/0/06 (“CDA”), for the purpose of evaluating the Invention;

WHEREAS, UWYO is desirous that the Invention be developed and utilized to the fullest possible extent so that its benefits can be enjoyed by the general public;

WHEREAS, LICENSEE is desirous of obtaining certain rights from UWYO for commercial development, use, and sale of the Invention, and UWYO is willing to grant such rights; and

WHEREAS LICENSEE understands that UWYO may publish or otherwise disseminate information concerning the Invention and Technology as defined below) at any time and that LICENSE, is paying consideration hereunder for its early access to the Invention and Technology, not continued secrecy therein.

NOW, THEREFORE, the parties agree:

ARTICLE I.    DEFINITIONS

The terms; as defined herein, shall have the same meanings in both their singular and plural forms.

1.1    “Affiliate” means any corporation or other business entity in which LICENSEE owns or controls, directly or indirectly, at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors, or in which LICENSEE is owned or controlled directly or indirectly by at least twenty percent (20%) of the outstanding stock or other voting rights entitled to elect directors; but in any country where the local law does not permit foreign equity participation of at least twenty percent (20%), then an “Affiliate” includes any company in which LICENSEE owns or controls or is owned or controlled by, directly or indirectly, the maximum percentage of outstanding stock or voting rights permitted by local law.

1.2    “Field” means all fields,

1.3    “Licensed Service” means any method or commercial service that uses Technology or any part thereof, or is covered by Patent Rights the use of which would constitute but for the license granted to LICENSEE under this Agreement, an infringement of any pending or issued and unexpired claim within Patent Rights.

1.4.    “Licensed Product” means any composition or product that uses Technology, or any part thereof, or is covered by the claims of Patent Rights, or that is produced by the Licensed Service, or the manufacture, use, sale, offer for sale, or importation of which would constitute, but for the license granted to LICENSEE by UWYO herein, an infringement of any pending or issued and unexpired claim within the Patent Rights.

1.5    “Net Sales” means the total of the gross invoice prices of Licensed Products or Licensed Services sold by LICENSEE, its Sublicensee, an Affiliate, or any combination thereof, less the sum of the following actual and customary deductions where applicable and separately listed: cash, trade, or quantity discounts; sales, use, tariff, import/export duties or other excise taxes imposed on particular sales (except for value-added and income taxes imposed on the sales of Product in foreign countries); transportation charges; or credits to LICENSEE because of rejections or returns. For purposes of calculating Net Sales, end use of Licensed Product or Licensed Service by LICENSEE shall be treated by LICENSEE at list price of LICENSEE; transfers to a Sublicensee or an Affiliate of Licensed Product or Licensed Service under this Agreement for (i) end use (but not resale) by the Sublicensee or Affiliate shall he treated by LICENSEE at list price of LICENSEE, or (ii) resale by a Sublicensee or an Affiliate shall be treated as sales at the list price of the Sublicensee or Affiliate.

1.6    “Patent Costs” means all out-of-pocket expenses for the preparation, filing, prosecution, and maintenance of all United States and foreign patents included in Patent Rights. Patent Costs shall also include reasonable out-of-pocket expenses for patentability opinions, inventorship determination, preparation and prosecution of patent application, re-examination, re-issue, interference, and opposition activities related to patents or applications in Patent Rights.

1.7    “Patent Rights’ shall mean all of the following UWYO intellectual property patents issuing from:

o	International Patent Application 2004/024309A2, filed September 12, 2003, titled “System and Method for the Mitigation of Paraffin Wax Deposition From Crude Oil by Using Ultrasonic Waves”

o

Nationalized PCT United States, Serial number 10/527,614, publication number US-2005-0269097-A1, filed 3/11/2005, “System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves”

o

Nationalized PCT Canada, Application No. 2,494,742 filed 3/11/2005, “System and Method for the Mitigation of Paraffin Wax Deposition from Crude Oil by Using Ultrasonic Waves,” Inventor: Brian Francis Towler, PhD

and any, reissues, reexaminations, or extensions, continuations, divisionals, and all foreign applications and patents benefiting from the priority of any of the foregoing.

1.8    “Sublicensee” means a third party to whom LICENSEE grants a sublicense of certain rights granted to LICENSEE under this Agreement.

1.9   “Territory”means worldwide.

1.10    “Term” means the period of time beginning on the Effective Date and ending on the later of (i) the expiration date of the longest-lived Patent Rights; or (ii) the fifteenth (15th) anniversary of Effective Date.

1.11    “Technology” means the following UWYO intellectual property:

a) Patent Rights. as defined above.

b) Any and all copyrights, mask works, trademarks, service marks, trade dress, trade secrets, confidential information, proprietary information or know-how pertaining to Invention.

ARTICLE 2.    GRANTS

2.1   License. Subject to the limitations set forth in this Agreement. UWYO hereby grants to LICENSEE, and LICENSEE hereby accepts, a license under Patent Rights to make, use, sell, offer for sale, and import Licensed Products and to use, sell and offer for sale Licensed Service in the Field within the Territory and during the Term.

The license granted herein is exclusive and UWYO shall not grant to third parties a further license under Patent Rights or to use Technology in the Field, Within the Territory and during the Term.

2.2   Sublicense.

(a)    The license granted in Paragraph 2.1 includes the right of LICENSEE to grant sublicenses to third parties during the Term but only for as long the license is exclusive.

(b)    With respect to sublicense granted pursuant to Paragraph 2.2(a), LICENSEE shall:

(1)    not receive, or agree to receive; anything of value in lieu of cash as considerations from a third party under a sublicense granted pursuant to Paragraph 2.2(a) without the express written consent of UWYO;

(2) to the extent applicable, include all of the rights of and obligations due to UWYO (and, if applicable, the Sponsor’s Rights) and contained in this Agreement;

(3) promptly provide UWYO with a copy of each sublicense issued; and

(4) collect and guarantee payment of all payments due, directly or indirectly, to UWYO from Sublicensees and summarize and deliver all reports due, directly or indirectly, to UWYO from Sublicensees.

(c)    Upon termination of this Agreement for any reason, UWYO, at its sole discretion, shall determine whether LICENSEE shall cancel or assign to UWYO any and all sublicense.

     2.3   Reservation of Rights. UWYO reserves the right to:

(a)    use the Invention, Technology and Patent Rights for educational and research purposes;

(b)    publish or other wise disseminate any information about the Invention and Technology at any time;

(c)     allow other nonprofit institutions to use Invention, Technology and Patent Rights for educational and non-commercial research purposes in their facilities; and

(d)    require LICENSEE to sublicense to a third party the Invention, Technology and Patent Rights in any field of no commercial interest to LICENSEE,

ARTICLE 3.   CONSIDERATIONS

3.1   Fees and Royalties. The parties hereto understand that the fees and royalties payable by LICENSEE to UWYO under this Agreement are partial considerations for the license granted herein to LICENSEE under Technology, and Patent Rights. LICENSEE shall, pay UWYO:

(a) a license issue fee of Sixty Thousand Dollars ($60,000) within 14 days of the execution of this Agreement. If this payment is not received within 14 days, this Agreement shall become null and void;

(d) an Earned Royalty

o	of five percent (5%) on Net Sales;

(e)    twenty-five percent (25%) of all sublicense fees and revenues received from LICENSEE from its Sublicensees that are not earned royalties:

(f)   a research fee of Fifty Thousand Dollars ($50,000) within 14 days of the execution of this Agreement. These monies shall be generally used by Inventor to help further the development of the Technology towards commercialization. If this payment is not received within 14 days, this Agreement shall become null and void;

(g)    The LICENSEE. will pay “Minimum Annual Royalty” as defined in the table below. Such Minimum Annual Royalties will he considered as a credit toward earned royalties due for the applicable calendar year and the royalty reports shall reflect the use of such credit.

Year	Minimum Royalty Payment
1st	$ 0
2nd	$ 0
3rd	$15,000
4th	$20,000
5th & each year thereafter until	$25,000
the end of the license term

3.2    All fees and royalty payments specified in Paragraphs 3.1(a) through 3.1(g), above shall be paid by LICENSEE pursuant to Paragraph 4.3 and shall be delivered by LICENSEE to UWYO as noted in Paragraph 10.1

3.3   Patent Costs. LICENSEE shall reimburse future (on or after the Effective Date) Patent Costs and fees within thirty (30) days following receipt by LICENSEE of an itemized invoice from UWYO.

3.4    Due Diligence.

(a)   LICENSEE shall:

(1) diligently proceed with the development, manufacture and sale of Licensed Products and Licensed Services;

(2) LICENSEE may, at its sole option, fund the research of any one of the UWYO Inventors:

(3) market Licensed Products and Licensed Services in the United States after receiving regulatory approval to market such Licensed Product’s;

(4) reasonably fill the market demand for Licensed Products and Licensed Services following commencement of marketing at any time during the term of this Agreement; and

(5) obtain all necessary governmental approvals for the manufacture, use and sale of Licensed Products and Licensed Services.

(b)   If LICENSEE fails to perform any of its obligations specified in Paragraphs 3.4(a)(1)-(5), then UWYO shall have the right and option upon thirty (30) days written notice to change LICENSEE’s exclusive license to a nonexclusive license unless LICENSEE begins to diligently cure any breach and such breach is cured within thirty (30) days of receipt of the notice. This right, if exercised by UWYO, supersedes the rights granted in Article 2.

ARTICLE 4.    REPORTS, RECORDS AND PAYMENTS

4.1   Reports.

(a)   Progress Reports.

(1)    Beginning January 1, 2007 and ending on the date of first commercial sale of a Licensed Products in the United States, LICENSEE shall submit to UWYO semi-annual progress reports covering LICENSEE’s (and Affiliate’s and Sublicensee’s) activities to develop and test all Licensed Products and Licensed Services and obtain governmental approvals necessary for marketing the same. Such reports shall include a summary of work completed; summary of work in progress; current schedule of anticipated events or milestones; market plans for introduction of Licensed Products and Licensed Services; and summary of resources (dollar value) spent in the reporting period.

(2) LICENSEE shall also report to UYWO, in its immediately subsequent progress report, the date of first commercial use of a Licensed Product and Licensed Services in each country.

(b)   Royalty Reports. After the first commercial use of a Licensed Product or Licensed Service anywhere in the world, LICENSEE shall submit to UWYO quarterly royalty reports on or before each March 31, June 30, September 30, and December 31 of each year. Each royalty report shall cover LICENSEE’s (and each Affiliate’s and Sublicensee’s) most recently completed calendar quarter and shall show:

(1) the gross sales, deductions as provided in Paragraph 1.5, and Net Sales during the most recently completed calendar quarter and the royalties, in US dollars, payable with respect thereto;

(2) the number of each type of Licensed Product or Licensed Service sold;

(3) sublicense fees and royalties received during the most recently completed calendar quarter in US dollars, payable with respect thereto;

(4) the method used to calculate the royalties; and

(5) the exchange rates used.

If no commercial use of Licensed Products or Licensed Services have been made and no sublicense revenues have been received by LICENSEE during any reporting period, LICENSEE shall so report.

4.2   Records & Audits.

(a)   LICENSEE shall keep, and shall require its Affiliates and Sublicensees to keep, accurate and correct records of all Licensed Products or Licensed Services manufactured, used, and sold, and sublicense fees received under this Agreement. Such records shall be retained by LICENSEE for at least five (5) years following a given reporting period.

(b)    All records shall be available during normal business hours for inspection at the expense of UWYO by UWYO’s audit department or by a Certified Public Accountant selected by UWYO and in compliance with the other terms of this Agreement for the sole purpose of verifying reports and payments. Such inspector shall not disclose to UWYO any information other than information relating to the accuracy of reports and payments made under this Agreement or other compliance issues. In the event that any such inspection shows an under reporting and underpayment in excess of five percent (5%) for any twelve (12) month period, then LICENSEE shall pay the cost of the audit as well as any additional sum that would have been payable to UWYO had the LICENSEE reported correctly plus an interest charge at a rate of ten percent (10%) per year. Such interest shall be calculated from the date the correct payment was due to UWYO up to the date when such payment is actually made by LICENSEE. For underpayment not in excess of five percent (5%) for any twelve (12) month period, LICENSEE shall pay the difference within thirty (30) days without interest charge or inspection cost.

4.3   Payments.

(a)   All fees and royalties due UWYO shall be paid in United States dollars and all checks shall be made payable to the University of Wyoming. When Licensed Products or Licensed Services are sold in currencies other than United States dollars, LICENSEE shall first determine the earned royalty in the currency of the country in which Licensed Products or Licensed Services were sold and then convert the amount into equivalent United States funds, using the exchange rate quoted in the Wall Street Journal on the last business day of the applicable reporting period.

(b)    Royalty Payments.

(1) Royalties shall accrue when Licensed Products or licensed Services are invoiced, or if not invoiced, when delivered or performed.

(2)    LICENSEE shall pay earned royalties quarterly on or before March 31, June 30, September 30 and December 31 of each calendar year. Each such payment shall be for earned royalties accrued within LICENSEE’s most recently completed calendar quarter.

(3)    If at any time legal restrictions prevent the prompt remittance, of part or all royalties by LICENSEE with respect to any country where a Licensed Product is sold or a sublicense is granted pursuant to this Agreement, LICENSEE shall convert the amount owed to UWYO into US currency and shall pay UWYO directly from its US sources of fund for as long as the legal restrictions apply.

(4)    LICENSEE shall not collect royalties from, or cause to he paid on Licensed Products sold to the account of the US Government or any agency thereof as provided for in the license to the US Government.

(5)    in the event that any patent or patent claim within Patent Rights is held invalid in it final decision by a patent office from which no appeal or additional patent prosecution has been or can he taken, or by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based solely on that patent or claim or any claim patentably indistinct therefrom shall cease as of the date of such final decision. LICENSEE shall not, however, be relieved from paying any royalties that accrued before the date of such final decision, that are based on another patent or claim not involved in such final decision, or that are based on the use of Technology.

(c)    Late Payments. In the event royalty, reimbursement and/or fee payments are not received by UWYO when due, LICENSEE shall pay to UWYO interest charges at a rate of ten percent (10%) per year on the amount due. Such interest shall be calculated from the date payment was due until actually received by UWYO.

ARTICLE 5.    PATENT MATTERS

5.1    Patent Prosecution and Maintenance.

(a)    Provided that LICENSEE has reimbursed UWYO for Patent Costs pursuant to Paragraph 3.2, UWYO shall diligently prosecute and maintain the United States and Canadian applications in Patent Rights using counsel of its choice. UWYO shall provide LICENSEE with copies of all relevant documentation relating to such prosecution and LICENSEE shall keep this documentation confidential. The counsel shall take instructions only from UWYO, and all patents and patent applications in Patent Rights shall be assigned solely to UWYO.

(b)    UWYO shall consider amending any patent application in Patent Rights to include claims reasonably requested by LICENSEE to protect the products contemplated to be sold by LICENSEE under this Agreement at LICENSEE’S cost.

(c)    LICENSEE may apply for an extension of the terns of any patent in Patent Rights if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984. LICENSEE shall prepare all documents for such application, and UWYO shall execute such documents and to take any other additional action as LICENSEE reasonably requests in connection therewith.

(d)    LICENSEE may elect to terminate its reimbursement obligations with respect to any patent application or patent in Patent Rights upon three (3) months’ written notice to UWYO. UWYO shall use reasonable efforts to curtail further Patent Costs for such application or patent when such notice of termination is received from LICENSEE. UWYO, in its sole discretion and at its sole expense, may continue prosecution and maintenance of said application or patent, and LICENSEE shall then have no further license with respect thereto. Non-payment of any portion of Patent Costs with respect to any application or patent may be deemed by UWYO as an election by LICENSEE to terminate its reimbursement obligations with respect to such application or patent. The failure of LICENSEE to pay any such fee or costs within thirty (30) days of receipt of an invoice for same shall cause LICENSEE to automatically, without further action by UWYO, to lose all rights in the jurisdiction for which fees or costs were due.

5.2   Patent Infringement.

(a)    If LICENSEE learns of any substantial infringement of Patent Rights, LICENSEE shall so inform UWYO and provide UWYO with reasonable evidence, of the infringement. Neither party shall notify a third party of the infringement of Patent Rights without the consent of the other party. Both parties shall use reasonable efforts and cooperation to terminate infringement without litigation.

(b)    L1CENSEE may request UWYO to take legal action against such third party for the infringement of Patent Rights. Such request shall be made in writing and shall include reasonable evidence of such infringement and damages to LICENSE). If the infringing activity has not abated ninety (90) days following LICENSEE’s request UWYO shall eject to or not to commence suit on its own account. UWYO shall give notice of its election in writing to LICENSEE by the end of the one-hundredth (100th) day after receiving notice of such request from LICENSEE. LICENSEE may thereafter bring suit for patent infringement at its own expense, if and only if UWYO elects not to commence suit and the infringement occurred in a jurisdiction where LICENSEE has an exclusive license under this Agreement. If LICENSEE elects to bring suit, UWYO may join that suit at its own expense.

(c)    Recoveries from actions brought pursuant to Paragraph 5.2(b) shall belong to the party bringing suit. Legal actions brought jointly by UWYO and LICENSEE and fully participated in by both shall be at the joint expense of the parties and all recoveries shall he shared jointly by them in proportion to the share of expense paid by each party.

(d)    Each party shall cooperate with the other in litigation proceedings at the expense of the party bringing suit. Litigation shall be controlled by the party bringing the suit, except that UWYO may he represented by counsel of its choice in any suit brought by LICENSEE.

5.3   Patent Marking. LICENSEE shall mark all Licensed Products made, used or sold under the terms of this Agreement, or their containers, in accordance with the applicable patent marking laws.

ARTICLE 6.    GOVERN GOVERNMENTAL MATTERS

6.1   Governmental Approval or Registration. If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, LICENSEE shall assume all legal obligations to do so. LICENSEE shall notify UWYO if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. LICENSEE shall make ail necessary filings and pay all costs, including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

6.2   Export Control Laws. LICENSEE shall observe all applicable. United States and foreign laws with respect to the transfer of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations and the Export Administration Regulation.

6.3   Preference for United States Industry. If LICENSEE sells a Licensed Product or Licensed Service in the US, LICENSEE shall manufacture said product substantially in the US.

6.4   Rights of US Government. If the technology was developed with funds provided by the United States, this agreement is, subject to all applicable laws, regulations, and the terms of any agreements under which funds were provided. This includes any rights of the United States tip use the Technology for governmental purposes, any limits on the place of manufacture of products using the Technology, and any obligations to make products based on the technology available with in a reasonable time. These government rights are set forth at 35 USC paragraph(s) 200-212 and other locations. These provisions are incorporated in this agreement by reference and the exercise of these rights by the United States shall not constitute breach of this agreement.

ARTICLE 7.    TERMINATION OF THE AGREEMENT

7.1   Termination by UWYO. If LICENSEE fails to perform or violates any term of this Agreement, then UWYO may give written notice of default (“Notice of Default”) to LICENSEE. If LICENSEE fails to cure the default within thirty (30) days of the Notice of Default; UWYO may terminate this Agreement and the license granted herein by a second written notice (“Notice of Termination”) to LICENSEE. If a Notice of Termination is sent to LICENSEE, this Agreement shall automatically terminate on the effective date of that notice. Termination shall not relieve LICENSEE of its obligation to pay any fees owed at the time of termination and shall not impair any accrued right of UWYO.

7.2   Termination by LICENSEE.

(a)    LICENSEE shall have the right at any time. and for any reason to terminate this Agreement upon a ninety (90) day written notice to UWYO. Said notice shall state LICENSEE’s reason for terminating this Agreement.

(b)    Any termination under Paragraph 7.2(a) shall not relieve LICENSEE of any obligation or liability accrued under this Agreement prior to termination or rescind any payment made to UWYO or action by LICENSEE prior to the time termination becomes effective. Termination shall not affect in any manner any rights of UWYO arising under this Agreement prior to termination.

7.3   Survival on Termination. The following Paragraphs and Articles shall survive the termination of this Agreement:

(a)   Article 4 (REPORTS, RECORDS AND PAYMENTS);

(b)   Paragraph 7.4 (Disposition of Licensed Products on Hand);

(c)   Article 8 (LIMITED WARRANTY AND INDEMNIFICATION);

(d)   Article 9 (USE OF NAMES AND TRADEMARKS);

(e)   Paragraph 10.2 hereof (Secrecy), and

(f)   Paragraph 10.5 (Failure to Perform).

7.4   Disposition of Licensed Products on Hand. Upon termination of this Agreement, LICENSEE shall immediately case all use or exploitation of Licensed Service, but LICENSEE may dispose of all previously made or partially made Licensed Product within a period of one hundred and twenty (120) days of the effective date of such termination provided that the sale of such Licensed Product by LICENSEE, its Sublicensees, or Affiliates shall he subject to the terms of this Agreement, including but not limited to the rendering of reports and payment of royalties required under this Agreement.

ARTICLE 8.    LIMITED WARRANTY AND INDEMNIFICATION

8.1   Limited Warranty.

(a)   UWYO warrants that it has the lawful right to grant this license,

(b)    The license granted herein and the associated Technology are provided “AS IS WITH ALL FAULTS”, AND THE ENTIRE RISK AS TO SATISFACTORY QUALIFY, PERFORMANCE, ACCURACY, AND EFFORT IS WITH THE LICENSEE. IN ADDITION, UWYO DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. UWYO makes no representation or warranty that the Licensed Product, Licensed Service or the use of Patent Rights or Technology will not infringe any other patent or other proprietary rights.

(c)   In no event shall UWYO be liable for any consequential, special, exemplary, punitive or incidental damages even if it has been advised of the possibility of such damages resulting from this Agreement or the exercise of the license granted herein or the use of the Invention, Licensed Product, Licensed Service, or Technology.

(d)    Nothing in this Agreement shall he construed as:

(1) a warranty or representation by UWYO as to the validity or scope of any Patent Rights;

(2) a warranty or representation that anything made, used, sold or otherwise disposed of under any license granted in this Agreement is or shall be free from infringement of patents of third parties;

(3) an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Paragraph 5.2 hereof;

(4)    conferring by implication, estoppel or otherwise any license or rights under any patent of UWYO other than Patent Rights as defined in this Agreement, rerardless of whether those patents are dominant or subordinate to Patent Rights;

(5) an obligation to furnish any know-how not provided in Patent Rights and Technology; or

(6) an obligation to update Technology.

(c)    LICENSE agrees that UWYO’s liability in connection with the Invention. Licensed Product, Licensed Service, Technology and Patent Rights, whether arising in contract, negligence, strict liability, tort or otherwise shall not exceed the lesser of (i) the amount paid by LICENSEE to UWYO for the license, or (ii) $10.000.

(f)    LICENSEE understands and agrees that UWYO is not engaged, and does not purport to be engaged, in LICENSEE’S business and LICENSEE assumes all responsibilities and obligations with respect to any decision LICENSEE makes or action LICENSEE may take as a result of LICENSEE’S use of the Invention, Technology and Patent Rights. The limitations of warranties, liabilities, and remedies under this Agreement are a reflection of the risks assumed by the parties in order to obtain the Invention, Technology or Patent Rights at the specified license fee. LICENSEE agrees to assume the risk for: (i) all liabilities disclaimed by UWYO contained herein, and (ii) all alleged damages in excess of the amount, if any, of the remedy provided hereunder.

8.2   Indemnification.

(a)   LICENSEE shall indemnify, hold harmless and defend UWYO, the state of Wyoming, its officers, trustees, employees, and agents; the sponsors of the research that led to the Invention; and the Inventors of the patents and patent applications in Patent Rights and their employers against any and all claims, suits, losses, damage, costs; fees, and expenses resulting from or arising out of exercise of this license or any sublicense. This indemnification shall include, but not be limited to, any product liability.

(b)    LICENSEE, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain insurance or an equivalent program of self insurance as follows:

(1)    comprehensive or commercial general liability insurance (contractual liability included) with limits of at least: (i) each occurrence, $1,000,000; (ii) products/completed operations aggregate, $5,000,000; (iii) personal and advertising injury, $1,000,000; and (iv) general aggregate (commercial form only), $5,000,000; and

(2) the coverage and limits referred to above shall not in any way limit the liability of LICENSEE.

(c)    UWYO shall notify LICENSEE in writing of any claim or Suit brought against UWYO in respect of which UWYO intends to invoke the provisions of this Article. LICENSEE shall keep UWYO informed on a current basis of its defense of any claims under this Article.

ARTICLE 9.    USE OF NAMES AND TRADEMARKS

9.1 Nothing contained in this Agreement confers any right to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of either party hereto (including contraction, abbreviation or simulation of any of the foregoing). Unless required by law, the use by LICENSEE of the name, UNIVERSITY OF WYOMING is prohibited, without the express written consent of UWYO.

9.2    UWYO may disclose to the Inventors the terms and conditions of this Agreement upon their request. If such disclosure is made, UWYO shall request the inventors not disclose such terms and conditions to others.

9.3    UWYO may acknowledge the existence of this Agreement and the extent of the grant in Article 2 to third parties, but UWYO shall not disclose the financial terms of this Agreement to third parties, except where UWYO is required by law to do so.

ARTICLE 10.    MISCELLANEOUS PROVISIONS

10.1   Correspondence. Any notice or payment required to be given to either party under this Agreement shall be deemed to have been properly given and effective:

(a)    on the date of delivery if delivered in person, or

(b)    five (5) days after mailing if mailed by first-class or certified mail, postage paid, to the respective addresses given below, or to such other address as designated by written notice given to the other party.

If sent to LICENSES:

Ultrasonic Mitigation Technologies, Inc. 2109 East Palm Avenue Tampa, Florida 33605 Attention: Joel Edelson, President

If sent to UWYO:

UNIVERSITY OF WYOMING Wyoming Research Products Center Department 3672, 1000 E.University Ave. Laramie, Wyoming 82071 Attention: Director

10.2   Secrecy.

(a)    “Confidential Information” shall mean information, including Technology, relating to the Invention and disclosed by UWYO to LICENSEE during the term of this Agreement, which if disclosed in writing shall be marked “Confidential”, or if first disclosed otherwise, shall within thirty (30) days of such disclosure be reduced to writing by UWYO and sent to LICENSEE:

(b)    LICENSEE shall:

(1) use the Confidential Information for the sole purpose of performing under the terms of this Agreement;

(2) safeguard Confidential Information against disclosure to others with the same degree of care as it exercises with its own data of a similar nature;

(3)    not disclose Confidential Information to others (except to its employees, agents or consultants who are bound to LICENSEE by a like obligation of confidentiality) without the express written permission of UWYO, except that LICENSEE shall not be prevented from using or disclosing any of the Confidential Information that:

(i) LICENSEE can demonstrate by written records was previously known to it;

(ii) is now, or becomes in the future, public knowledge. other than through acts or omissions of LICENSEE; or

(iii) is lawfully obtained by LICENSEE from sources independent of UWYO; and

(c)    The secrecy obligations of LICENSEE with respect to Confidential Information shall Continue for a period ending five (5) years from the termination date of this Agreement.

10.3   Assignability. This Agreement may be assigned by UWYO. This Agreement may not be assigned by LICENSEE except in connection with the sale or other transfer of LICENSEE’s entire business or that part of LICENSEE’s business to which the license granted hereby relates. LICENSEE shall give UWYO thirty (30) days’ prior notice of such assignment or transfer. Any other assignment of this License Agreement without the prior written consent of the UWYO shall be void. Such written consent shall not be unreasonably withheld or delayed.

10.4   No Waiver. No waiver by either party of any breach or default of any covenant or agreement set forth in this Agreement shall be deemed a waiver as to any subsequent and/or similar breach or default.

10.5   Failure to Perform. In the event of a failure of performance due under this Agreement and if it becomes necessary for either party to undertake legal action against the other on account thereof, then the prevailing party shall be entitled to reasonable attorney’s fees in addition to costs and necessary disbursements.

10.6   Governing Law. UWYO does not waive its sovereign immunity or its governmental immunity by entering into this Agreement and fully retains all immunities and defenses provided by law with regard to any action based on this Agreement. Any actions or claims against UWYO under this Agreement must be in accordance with and are controlled by the Wyoming Governmental Claims Act, W.S. 1-39-101 et seq. (1977) as amended. The parties hereto agree that (i) the laws of Wyoming shall govern this Agreement, (ii) any questions arising hereunder shall be construed according to such laws, and (iii) this Agreement has been negotiated and executed in the State of Wyoming and is enforceable in the courts of Wyoming, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of the patent or patent application.

10.7   Force Majeure. A party to this Agreement may be excused from any performance required herein if such performance is rendered impossible or unfeasible due to any catastrophe or other major event beyond its reasonable control, including, without limitation, war, riot, and insurrection; laws, proclamations, edicts, ordinances, or regulations; strikes, lockouts, or other serious labor disputes; and floods, fires, explosions, or other natural disasters. When such events have abated, the non-performing party’s obligations herein shall resume.

10.8   Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.9   Entire Agreement. This Agreement embodies the entire understanding of the parties and supersedes all previous communications. representations or understandings, either oral or written, between the parties relating to the subject matter hereof.

10.10   Amendments. No amendment or modification of this Agreement shall be valid or binding on the parties unless made in writing and signed on behalf of each party.

10.11   Severability. In the event that any of the provisions contained in this Agreement is held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal, or unenforceable provisions had never been contained in it.

10.12   Time Limitation on Initiation of actions. No action, regardless of form, arising out of the subject matter of this Agreement may be brought by LICENSEE more than one (1) year after the cause of action has arisen.

IN WITNESS WHEREOF, both UWYO and LICENSEE have executed this Agreement, in duplicate originals, by their respective and duly authorized officers on the day and year written

[LICENSEE]:	University of Wyoming

By: /s/ Joel Edelson	By: /s/ Phillip B. Harris

(Signature)	(Signature)

Name: Joel Edelson	Name: Phillip B. Harris
Vice President of Administration

Title: President	Title:

Date: 7/7/06	Date: 7/12/06

WITNESS:	WITNESS:

By: /s/ Jennifer A. Willis	By: /s/ Roger Wilmot

(Signature)	(Signature) Roger Wilmot
Associate Vice President for Research
University of Wyoming

Name: Jennifer A. Willis	Name: Rober Wilmot

Date: 7/12/06	Date: 7/12/06

EXHIBIT B

Ultrasonic Mitigation Technologies, Inc.

Financial Statements

ULTRASONIC MITIGATION TECHNOLOGIES, INC.
PLANT CITY, FLORIDA

FINANCIAL STATEMENTS

FOR THE INTERIM PERIOD JUNE 27 2006 TO JULY 12, 2006

CONTENTS

ULTRASONIC MITIGATION TECHNOLOGIES, INC.
BALANCE SHEET
JULY 12, 2006

ASSETS

ASSETS:
Cash	$300,000
License agreement	60,000
Prepaid sponsored research	50,000

TOTAL ASSETS	$410,000

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:

STOCKHOLDERS' EQUITY:
Common stock, $1 par value; 1,000,000 shares authorized,
1,000 issued and outstanding	1,000
Additional paid in capital	409,000
Retained earnings	—

Total stockholders' equity	410,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$410,000

Unaudited

ULTRASONIC MITIGATION TECHNOLOGIES, INC.
STATEMENT OF OPERATIONS AND RETAINED EARNINGS
FOR THE INTERIM PERIOD JUNE 27, 2006 TO JULY 12, 2006

REVENUE	$ —

EXPENSES:

NET LOSS BEFORE INCOME TAX	—

PROVISION FOR INCOME TAX	—

NET LOSS	—

RETAINED EARNINGS, JUNE 27, 2006	—

RETAINED EARNINGS, JULY 12, 2006	$ —

Unaudited

ULTRASONIC MITIGATION TECHNOLOGIES, INC.
STATEMENT OF CASH FLOWS
FOR THE INTERIM PERIOD JUNE 27, 2006 TO JULY 12, 2006

OPERATING ACTIVITIES:
Net loss	$ —
Adjustments to reconcile net loss to net cash
provided by operating activities -
License agreement	(60,000)
Prepaid sponsored research	(50,000)

Net cash used by operating activities	110,000

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from capital contributions	410,000

Net cash provided by financing activities	410,000

NET INCREASE IN CASH	300,000

CASH AT JUNE 27, 2006	—

CASH AT JULY 12, 2006	$ 300,000

Unaudited

ULTRASONIC MITIGATION TECHNOLOGIES, INC.
NOTES TO FINANCIAL STATEMENTS
FOR THE INTERIM PERIOD JUNE 27, 2006 TO JULY 12, 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

FORMATION -

The Corporation was formed under the laws of the State of Florida on June 27, 2006. Utek Corporation owns 100% of the outstanding common stock.

ACCOUNTING BASIS -

The financial statements were prepared on the accrual basis of accounting.

Unaudited

EXHIBIT C

Avalon Oil & Gas, Inc.

Financial Statements

AVALON OIL AND GAS, INC.
BALANCE SHEET
(Unaudited)
June 30, 2006

Assets

Current Assets:
Cash	$ 921,294

Total Current Assets	921,294

Property and equipment, net of depreciation of $151	1,225
Oil and Gas Properties	410,000

$ 1,332,519

Liabilities and Shareholders' Deficit
Current liabilities:
Accounts payable:
Accounts payable, related party	$ 21,688
Accounts payable, other	22,788
Notes Payable - related party, net of loan discount of $66,667	33,333
Accrued liabilities	48,500

Total current liabilities	126,309

Commitments and contingencies

Shareholders' equity:
Preferred stock, Series A. $0.10 par value, 1,000,000 shares
authorized, 100 shares issued and outstanding	500,000
Common stock, $0.001 par value, 1,000,000,000 shares authorized,
243,041,333 shares issued and outstanding	243,042
Additional paid-in capital	17,937,099
Stock subscription receivable	(866,500)
Accumulated (deficit)	(16,607,431)

Total shareholders' equity	1,206,210

$ 1,332,519

See accompanying notes to condensed financial statements

AVALON OIL AND GAS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended, June 30,
	2006	2005
Operating expenses:
Selling, general and administrative expenses	$ 104,939	$ 31,193
Stock-based compensation	712,891	10,000
Depreciation	99	—

Total operating expenses	817,929	41,193

(Loss from operations)	(817,929)	(41,193)

Other Income (Expenses)
Interest expense:
Related party	(33,333)	(5,749)
Other	—	(335)

(Loss) from Continuing Operations before
Income Taxes	(851,262)	(47,277)

Provision (benefit) for income taxes

Net loss	(851,262)	(47,277)

Preferred Stock Dividend	(10,000)	(16,667)

Loss attributable to common stock
after preferred stock dividends	$ (861,262)	$ (63,944)

Basic and diluted loss per common share	$ (0.01)	$ (0.00)

Basic and diluted weighted average
common shares outstanding	133,697,679	82,505,210

See accompanying notes to condensed financial statements

AVALON OIL AND GAS, INC.
CONDENSED STATEMENTS OF CASH FLOWS
(Unudited)

	Three months ended June 30,
	2006	2005
Cash flows from operating activities
Net (loss)	$ (851,262)	$(47,277)
Adjustments to reconcile net (loss) to net cash used in
operating activities:
Depreciation	99	—
Amortization of loan discount to interest expense	33,333	—
Stockbased compensation	712,891	10,000
Increase (decrease) in operating liabilities:
Accounts payable and other accrued expenses	2,865	29,413

Net cash provided (used) in operating activities	(102,074)	(7,864)

Cash flows from investing activities:
Additions to oil and gas properties	(130,000)	—
Net cash (used) in investing activities	(130,000)	—

Cash flows from financing activities:
Proceeds from sale of common stock	1,029,550	—
Syndication fees paid	(20,000)	—
Proceeds from issuance of note payable	100,000	8,000

Net cash provided by financing activities	1,109,550	8,000

Net increase (decrease) in cash
and cash equivalents	877,476	136

Cash and cash equivalents,	43,818	51

Beginning of period

Cash and cash equivalents,
End of period	$ 921,294	$ 187

Supplemental cash flow information:
Cash paid during the period for:
Interest	$ —	$ —

Income taxes	$ —	$ —

See accompanying notes to condensed financial statements

AVALON OIL & GAS, INC.
NOTES TO FINANCIAL STATEMENTS

Note 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

The Company is currently in the process of raising funds to acquire oil and gas properties.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires us to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Basis of Accounting

The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred.

Cash Equivalents

Cash and cash equivalents consist primarily of cash on deposit, certificates of deposit, money market accounts, and investment grade commercial paper that are readily convertible into cash and purchased with original maturities of three months or less. The Company maintains its cash balances at several financial institutions. Accounts at the institutions are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 2006 the Company's cash balances are in excess of this amount.

Fair Value of Financial Instruments

The Company's financial instruments are cash and cash equivalents, accounts receivable, accounts payable, notes payable, and long-term debt. The recorded values of cash and cash equivalents, accounts receivable, and accounts payable approximate their fair values based on their short-term nature. The recorded values of notes payable and long-term debt approximate their fair values, as interest approximates market rates.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized, and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes. The Company uses other depreciation methods (generally accelerated) for tax purposes where appropriate. The estimated useful lives for significant property and equipment categories are as follows:

Machinery and equipment 5 years

Common Stock Issued For Services

In accordance with the requirements of SEC Staff Accounting Bulletin (“SAB”)D-90 “Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to Non Employees, unvested, forfeitable equity instruments granted to non employees are treated as not issued for accounting purposes until the issuing entity has received consideration for it and the condition is thus satisfied. As of June 30, 2006 there were 24,444,437 shares issued to non employees valued at $1,206,710 for which services had not been provided. These shares were not shown as issued for financial reporting purposes.

Warrants

The value of warrants issued is recorded at their fairs values as determined by use of a Black Sholes Model at such time or over such periods as the warrants vest.

Earnings per Common Share

Statement of Financial Accounting Standards (“SFAS”) 128, Earnings Per Share, requires presentation of “basic” and “diluted” earnings per share on the face of the statements of operations for all entities with complex capital structures. Basic earnings per share are computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted during the period. Dilutive securities having an antidilutive effect on diluted earnings per share are excluded from the calculation.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carryforwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax expense represents the change during the period in the deferred tax assets and deferred tax liabilities. The components of the deferred tax assets and liabilities are individually classified as current and non-current based on their characteristics. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Recently Issued Accounting Standards

Revision of SFAS No. 123, Share-Based Payment

In December 2004, the FASB issued a revision of SFAS No. 123, “Share-Based Payment”. The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees. The statement is effective for the quarter beginning January 1, 2006. The Company does not expect this statement to have a material effect on its reporting.

Accounting for Exchanges of Non-monetary Assets-amendment of APB Opinion No. 29

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Non-monetary Assets- amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchanged transactions that do not have a commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity. This statement is effective for exchanges of non-monetary assets occurring after September 15, 2005. The Company does not expect this statement to have a material effect on its reporting.

Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections — a replacement of APB Opinion No. 20 and FASB Statement No. 3". Statement 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the periodspecific effects or the cumulative effect of the change. The statement is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect this statement to have a material effect on its reporting.

Recently adopted FASB No. 155 "Accounting for Certain Hybrid Financial Instruments - An Amendment of FASB Statements No. 133 and 140" and FASB No. 156 "Accounting for Servicing of Financial Assets - An Amendment of FASB 140" have no implications for the Company and are not expected to affect its reporting.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

Note 2: Going Concern

The Company is in the process of acquiring and developing petroleum and natural gas properties with adequate production and reserves to operate as a profitable entity. As of June 30, 2006, it had a retained deficit of $(16,607,431) and incurred losses for the three months ended June 30, 2006 and 2005 of $(851,262) and $(42,277) respectively. The Company’s ability to continue as a going concern is dependent upon obtaining financing and achieving profitable levels of operations. The Company is currently seeking additional funds and additional mineral interests through private placements of equity and debt instruments. There can be no assurance that its efforts will be successful.

The consolidated financial statements do not give effect to any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3: Related Party Transactions

Accounts Payable

As of June 30, 2006, the Company owed an officer $21,688 for general and administrative expenses paid on behalf of the Company. This liability is included in the accompanying financial statements as “Accounts payable, related party”. This payable does not bear interest and is due on demand.

Promissory Notes

On May 8, 2006, a shareholder loaned the Company $100,000 for working capital in exchange for a promissory note. The note carries a 10% interest rate and matures on November 8, 2005. The note holder has the right to convert the note and accrued interest at the rate of $0.01 per share. The value of this conversion feature was treated as a loan discount for the full $100,000 of the loan and is being amortized to interest expense over the life of the loan. Amortization of $33,333 was included in interest expense for the three months ended June 30, 2006.

Preferred Stock

The 100 shares of Series A Preferred Stock, issued to an officer/director as payment for $500,000 in promissory notes, are convertible into the number of shares of common stock sufficient to represent 40 percent ( 40%) of the fully diluted shares outstanding after their issuance. The Series A Preferred Stock pays an eight percent ( 8%) dividends. The dividends are cumulative and payable quarterly. The Series A Preferred Stock carries liquidating preference, over all other classes of stock, equal to the amount paid for the stock plus any unpaid dividends. The, Series A Preferred Stock provides for voting rights on an “as converted to common stock” basis.

During the three months ended June 30, 2006, the Company incurred $10,000 in preferred stock dividends of which are reflected in accrued dividends.

The holders of the Series A Preferred Stock have the right to convert each share of preferred stock into a sufficient number of shares of common stock to equal 40% of the then fully-diluted shares outstanding. Fully diluted shares outstanding is computed as the sum of the number of shares of common stock outstanding plus the number of shares of common stock issuable upon exerciser, conversion or exchange of outstanding options, warrants, or convertible securities.

Stock-Based Compensation

During the three months ended June 30, 2006, the Company issued its directors for the purchase of 2,000,000 shares of common stock for directors’ fees. The transactions were recorded at the quoted market price of the stock on the date of issuance. The services, valued at $33,187, are included in the accompanying financial statements as “Stock-based compensation”.

During the year ended March 31, 2006, the Company also issued 42,560,000 shares of common stock valued at $949,284 for consulting services. Of these shares 28,333,333 valued at $668,833 were treated as not being issued for financial reporting purposes as required by SAB D-90 “Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to Non Employees”. During the three months ended June 30, 2006, 11,333,333 shares of those shares valued at $228,833 were earned and included in the accompanying financial statements as “Stock-based compensation”.

During the three months ended June 30, 2006 the Company issued 8,493,642 shares of common stock valued at $297,277 for consulting services. Of these shares 7,444,437 valued at $260,555 were treated as not being issued for financial reporting purposes as required by SAB D-90 “Grantor Balance Sheet Presentation of Unvested, Forfeitable Equity Instruments Granted to Non Employees”.

Note 4: Property Acquisitions

On April 18, 2006, the Company purchased a fifty percent (50%) working interest in a 266.73-acre oil and gas lease in Starr County, Texas, from Canyon Oil and Gas, Inc. for $75,000 in cash and 7,500,000 shares of the Company’s common Stock valued at $262,500.

On June 15, 2006, the Company acquired a fifty percent ( 50%) working interest in the J.C. Kelly wellbore, a 121.9 acre lease in Wood County, Texas, in addition to the E.A. Chance #1 and #2 wellbores, a 40 acre lease in Camp County, Texas and all of the surface equipment for the properties, from KROG Partners LLC., for $50,000 in cash and 500,000 shares of The Company’s Common Stock valued at $17,500.

Note 5: Income Taxes

At March 31, 2006, the Company had accumulated a net operating loss of approximately $21,500,000 (including pre-reorganization), which may be used to reduce future taxable income through 2026. A valuation allowance has been recognized to completely reserve for the deferred tax assets related to the loss carryforwards. The reserve has been established because of the uncertainty of future taxable income, which is necessary in order to realize the benefits of the net operating loss carryforwards. Any tax benefits realized in the future from pre-confirmation operating loss carryforwards will be reported as a direct addition to additional paid-in capital. The Company’s ability to utilize these carryforwards to offset future taxable income is subject to restrictions under Section 382 of the Internal Revenue Code due to certain changes in the equity ownership of the Company. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for tax purposes. Components of the Company’s deferred tax assets are:

Deferred tax assets from net operating
loss carryforwards	$ 8,671,350
Less: Valuation allowance	$(8,671,350)

Net Deferred tax asset

A reconciliation of the provision for (benefit from) income taxes with amounts determined by applying the statutory U.S federal income tax rates to income before income taxes is as follows:

	Year Ended March 31,
	2006	2005
Tax (benefit) at Federal Statutory rate	$(168,600)	$(72,200)

Tax (benefit)- state	(24,800)	(10,600)

Valuation allowance	193,400	82,800

Effective provision (benefit) for taxes	$ —

Note 6: Shareholders’ Equity

In December 2005, the Company issued 10,000,000 shares of common stock in exchange for consulting services. The value of the stock issued, $0.01 per share was recorded at fair value based on other cash sales of restricted stock. Of the $190,000 in services $63,333 was expensed in the year ended March 31, 2006. During the three months ended June 30, 2006, $47,500 was included in “Stock-based compensation” with the balance not shown as issued until services are rendered.

In January 2006, the Company issued 20,000,000 shares of common stock in exchange for consulting services. The value of the stock issued, $0.01 per share was recorded at fair value based on other cash sales of restricted stock. Of the $224,000 in services $102,667 was expensed in the year ended March 31, 2006. During the three months ended June 30, 2006, $65,333 was included in “Stock-basedcompensation” with balancenot shown as issued until services are rendered.

In March 2006, the Company issued 11,000,000 shares of common stock in exchangefor consulting services. The value of the stock issued was recorded at fair valueof $427,000, $37,000 of which was expensed in the year ended March 31, 2006. During the three months ended June 30, 2006, $116,000 was included in “Stock-based compensation” With the balance not shown as issued until services are rendered.

On April 18, 2006, the Company authorized the issuance of 2,700,000 shares of common stock for consulting services.

On May 1, 2006, the Company granted to its directors warrants to purchase 2,000,000 shares of common stock at a price of $0.025 per share for director services. These warrants expire on May 1, 2011.

On May 15, 2006, the Company entered into a strategic alliance agreement with UTEK Corporation for consulting services. The Company issued 693,642 share of common stock in connection with this agreement. The value of the stock issued, $0.035 per share was recorded at fair value based on other cash sales of restricted stock. Of the $24,277 in services, $3,034 was included in “Stock-based compensation” with the balance not shown as issued until services are rendered.

On May 24, 2006, the Company issued 10,000,000 shares of common stock to a corporation for consulting services and assumption of $34,500 of accrued payroll taxes.

On June 1, 2006, the Company executed a six-month consulting agreement with a Consultant and issued 300,000 share of common stock as compensation.

On June 8, 2006 the Company granted warrants to purchase 250,000 shares at a price of $0.025 per share for website design and maintenance services. These warrants expire on June 8, 2011.

During the three months ended June 30, 2006, the Company issued 3,780,000 shares of common stock to 7 accredited investors, at an average of approximately $0.05 per share, pursuant to the exemptions afforded by Section 4 (2) of the Securities Act of 1933, as amended, for which the Company received total cash proceeds of $178,000.

On May 15, 2006, the Company entered into a Regulation S Stock Purchase agreement, pursuant to the exemptions afforded by Regulation S of the Securities Act of 1933, as amended.

During the three months ended June 30, 2006, 23,613,585 shares of common stock with cash proceeds of $851,550 were sold pursuant to the exemptions afforded by Regulation S of the Securities Act of 1933, as amended.

Information with respect to stock warrants outstanding is follows:

Exercise Price	Outstanding March 31, 2005	Granted	Expired or Exercised	Outstanding March 31, 2006	Expiration Date

Warrants:
$0.01	2,500,000	-0-	-0-	2,500,000	12/8/2012
$0.01	2,000,000	-0-	-0-	2,000,000	3/31/2011
$0.03	3,000,000	-0-	-0-	3,000,000	3/6/2013
$0.02	1,000,000	2,000,000	-0-	2,000,000	5/1/2011
$0.02	1,000,000	250,000	-0-	250,000	6/8/2011

Note 6: Stock Purchase Agreement

On October 14, 2005, the Company entered into a stock purchase agreement with two investor groups. The investors agreed to purchase a total of 32,000,000 shares of the Company's common stock for a total consideration of $832,000. As of June 30, 2006, the capital contribution had not been received and the stock was held in escrow pending receipt of the funds by the Company. The Company has requested the escrow agent return the shares to the Company. Upon receipt of these shares, The Company will forward the shares to our transfer agent for cancellation.

Note 7: Earnings Per Share

SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted earnings per share (EPS) computations. The following securities were not included in the calculation of diluted earnings per share because their effect was antidilutive.

For the three months ended June 30, 2006, 24,444,437 shares that were issued for services not yet rendered have been not recorded in the financial statements. These shares will be recognized when services are rendered.

For the three months ended June 30, 2006 and 2005, dilutive shares do not include outstanding warrants to purchase 4,500,000 shares of common stock at an exercise price of $0.01; 3,000,000 shares of common stock at an exercise price of $0.03 and 2,250,000 share of common stock at an exercise price of $0.025 because the effects were antidilutive. Diluted shares does not include shares issuable to the preferred shareholders pursuant to their right to convert preferred stock into sufficient common shares sufficient to equal 40% of the post conversion outstanding shares as the effect would be antidilutive.

The following reconciles the components of the EPS computation:

	Income (Numerator)	Shares (Denominator)	Per Share Amount

For the three months ended June 30, 2006:
Net loss	$ 851,262
Preferred stock dividends	(10,000)

Basic EPS loss available to
commonshareholders	$(861,262)	133,697,679	$ (0.01)
Effect of dilutive securities:
None

Diluted EPS loss available to
common shareholders

For the three months ended June 30, 2005:
Net loss	$(47,277)
Preferred stock dividends	(16,667)

Basic EPS loss available to
common shareholders	$(63,944)	82,505,210	$ (0.00)

Effect of dilutive securities:
None

Diluted EPS loss available to
common shareholders	$(47,277)	82,505,210	$ (0.00)

EXHIBIT D

AVALON OIL AND GAS, INC.

Stock Transfer Letter

July 13, 2006

Corporate Stock Transfer
3200 Cherry Creek Drive South, Suite 430
Denver, CO 80209

Dear Sir or Madam:

Re: Transfer of Avalon Oil and Gas, Inc. Stock to UTEK Corporation ("UTEK")

For the first two years following the date of this letter, UTEK's shares of Avalon Oil and Gas, Inc. Stock (the "Shares") may only be transferred pursuant to registration under the Securities Act of 1933, as amended (the "Securities Act"), or pursuant to an applicable exemption from the registration requirements of the Securities Act, including, but not limited to, Rule 144 tinder the Securities Act. If Shares are transferred pursuant to an applicable exemption from the registration requirements of the Securities Act within the first two years after the date of this letter, Corporate Stock Transfer shall issue a new stock certificate to UTEK representing the remaining Shares, and such certificate shall be issued with a restricted transfer legend.

Beginning on the date two years after the date of this letter, Shares may be transferred pursuant to registration under the Securities Act or pursuant to Rule 144(k) under the Securities Act.

Commencing on a date two years after the date of this letter, if Shares are registered under the Securities Act or are eligible for transfer pursuant to Rule 144 (k) under the Securities Act, Corporate Stock Transfer shall issue a new stock certificate to UTEK representing the Shares without a restricted transfer legend.

Signed,

Kent Rodriguez
Chief Executive Officer